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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
    FORM 5 OBLIGATIONS MAY       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
    CONTINUE.  SEE                       SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. NAME AND ADDRESS OF REPORTING PERSON*     2. ISSUER NAME AND TICKER OR TRADING SYMBOL     6. RELATIONSHIP OF REPORTING PERSON(S)
                                                                                                 TO ISSUER (CHECK ALL APPLICABLE)
The Furukawa Electric Co., Ltd.;             JDS Uniphase Corporation (NasdaqNM:JDSU)               Director          X  10% Owner
FEJ Holding Inc.; FEJ Sales, Inc.                                                              ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (LAST)        (FIRST)        (MIDDLE)    3. IRS OR SOCIAL SECURITY  4. STATEMENT FOR       ----          title  ---- (specify
                                                NUMBER OF REPORTING        MONTH/YEAR                        below)       below
                                                PERSON, IF AN ENTITY
                                                (VOLUNTARY)                                   -----------------  ------------------
    6-1, Marunochi 2-Chome                                                 December 1999
--------------------------------------------                            --------------------- 7. INDIVIDUAL OR JOINT/GROUP FILING
                  (STREET)                                              5. IF AMENDMENT,          (CHECK APPLICABLE LINE)
                                                                           DATE OF ORIGINAL   ___FORM FILED BY ONE REPORTING PERSON
    Chiyoda-ku,   Tokyo 100-8322    Japan                                  (MONTH/YEAR)       _X_FORM FILED BY MORE THAN ONE
                                                                                                 REPORTING PERSON
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    (CITY)       (STATE)            (ZIP)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. TITLE OF SECURITY               2. TRANS-   3. TRANS-     4. SECURITIES ACQUIRED (A)    5. AMOUNT OF     6. OWNER-   7. NATURE
   (INSTR. 3)                         ACTION      ACTION        OR DISPOSED OF (D)            SECURITIES       SHIP        OF IN-
                                      DATE        CODE          (INSTR. 3, 4 AND 5)           BENEFICIALLY     FORM:       DIRECT
                                                  (INSTR. 8)                                  OWNED AT         DIRECT      BENE-
                                     (MONTH/                                                  END OF           (D) OR      FICIAL
                                      DAY/     -------------------------------------------    MONTH            INDIRECT    OWNER-
                                      YEAR)                               (A) or                               (I)         SHIP
                                                CODE    V       AMOUNT    (D)     PRICE       (INSTR. 3        (INSTR. 4) (INSTR. 4)
                                                                                              AND 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. TITLE OF DERIVATIVE SECURITY     2. CONVER-   3. TRANS-   4. TRANSAC-   5. NUMBER OF DERIV-      6. DATE EXER-
   (INSTR. 3)                          SION OR      ACTION      TION CODE     ATIVE SECURITIES AC-     CISABLE AND EX-
                                       EXERCISE     DATE        (INSTR. 8)    QUIRED (A) OR DIS-       PIRATION DATE
                                       PRICE OF    (MONTH/                    POSED OF (D)             (MONTH/DAY/
                                       DERIV-       DAY/                      (INSTR. 3, 4, AND 5)     YEAR)
                                       ATIVE        YEAR)
                                       SECURITY

                                                                                                    --------------------
                                                                                                     DATE      EXPIRA-
                                                             --------------------------------------  EXER-     TION
                                                                                                     CISABLE   DATE
                                                              CODE    V        (A)        (D)

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Exchangable Shares (1)                   0         12/01/99    S                        1,815,000   Anytime,    Anytime,
                                                                                                    subject     subject to
                                                                                                    to terms    terms and
                                                                                                    conditions  conditions
                                                                                                      (2)          (2)
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7. TITLE AND AMOUNT OF UNDER-       8. PRICE   9. NUMBER     10. OWNER-     11. NATURE
   LYING SECURITIES                    OF         OF DERIV-      SHIP           OF IN-
   (INSTR. 3 AND 4)                    DERIV-     ATIVE          FORM           DIRECT
                                       ATIVE      SECURI-        OF DE-         BENE-
                                       SECUR-     TIES           RIVATIVE       FICIAL
                                       ITY        BENE-          SECU-          OWN-
                                       (INSTR.    FICIALLY       RITY:          ERSHIP
                                       5)         OWNED          DIRECT         (INSTR. 4)
                                                  AT END         (D) OR
                     AMOUNT OR                    OF             INDI-
       TITLE         NUMBER OF                    MONTH          RECT (I)
                     SHARES                       (INSTR. 4)     (INSTR. 4)
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     Common          1,815,000        $218.50    36,183,520      I,D (3)           (3)
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Explanation of Responses:

(1) The "Exchangable Shares" represent exchangable shares in the capital of Exchangeco (a wholly-owned subsidiary of JDS
Uniphase Corporation), which are intended to be the economic equivalent to the JDS Uniphase Common Shares.  The Exchangeable
Shares are exchangable at any time at the option of the holder on a one-for-one basis, for JDS Uniphase Corporation Common
Shares.  Holders of the Exchangeable Shares are able to exercise essentially the same voting rights with respect to Uniphase as they would have if they had exchanged their Exchangeable Shares for JDS Uniphase Corporation Common Shares.

(2) The Exchangeable Shares may be exercised at any time, subject to certain restrictions (including those relating to the transfer of 10% or more of the total voting power of the then outstanding Exchangeable Shares) and conditions (including redemption rights).

(3) Direct as to FEJ Holding, Inc.("FEJH") and FEJ Sales, Inc. ("FEJS"); Indirect as to The Furukawa Electric Co., Ltd.
("Furukawa"). FEJH and FEJS, which are record owners of the securities herein, are wholly-owned subsidiaries of Furukawa.



                                                                                      /s/ OSAMU SATO             December 10, 1999
                                                                               -------------------------------   -----------------
**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE                   **SIGNATURE OF REPORTING PERSON         DATE
  FEDERAL CRIMINAL VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB NUMBER.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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